SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Copies of materials posted to the Strategic Organizing Center’s (the “SOC”) website, www.BrewABetterStarbucks.com, are reproduced in Exhibit 1 hereto. From time to time, the SOC may refer shareholders of Starbucks Corporation to a recent article from The Guardian, a copy of which is reproduced in Exhibit 2 hereto.

Exhibit 1

Starbucks' flawed human capital management strategy is the Company's most critical issue

When offered the choice, ~82% of stores in the U.S. have voted to unionize

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Starbucks' aggressive anti-union approach is destroying shareholder value

Since December 2021, Starbucks shares have underperformed its peers by 29.0%

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Starbucks' response to unionization has significantly damaged its once enviable brand

66% of Starbucks customers are less likely to visit Starbucks if the Company broke federal labor laws

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Starbucks' anti-union approach is alienating Gen Z – which is a key demographic

Recently, students at 25 university campuses across the U.S. called for the cancellation of contracts with Starbucks

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Exhibit 2

Twenty-five US universities face calls to cancel Starbucks contracts

The Guardian

By Michael Sainato

February 21, 2024

Student organizers, faculty and workers protest against coffee company’s response to union organizing efforts.

Student organizers, faculty and workers at 25 university campuses across the US are calling for their institutions to cancel their contracts with Starbucks in protest against the company’s response to union organizing efforts.

The “Starbucks gets an F” actions will take place on Thursday at campuses including the University of Chicago, the University of South Florida, UW-Madison, New York University, Georgetown and Rutgers.

Hundreds of college campuses have Starbucks locations on them, either through licensing agreements or through contracts with third-party vendors.

Student organizers are circulating petitions pushing their universities to cut contracts with Starbucks on their campuses and raise public awareness about their efforts to hold the company accountable and support workers’ unionizing efforts at Starbucks.

“We want to make sure that our tuition dollars aren’t continuing to enable this company and the injustices they commit,” said David Ramirez, a student organizer at UCLA where students submitted a petition in January to the university to cut its contract with Starbucks in response to the company’s aggressive campaign against unionization efforts in its stores.

“We’re seeing many universities across the country also taking a stand against Starbucks, and now many people are realizing that this company isn’t as progressive as it claims, and that we have a real voice in how these companies treat their workers and it’s our responsibility to take a stand,” he said.

Nearly 400 Starbucks stores around the US have won union elections to join Starbucks Workers United since December 2021, when stores in Buffalo, New York, first unionized. On Tuesday, 21 Starbucks stores filed for union recognition, the single largest single-day filing for the union campaign.

But a first union contract for any store has yet to be reached.

Students at Cornell successfully pushed the university to not renew its contract with Starbucks, in response to local union campaigns where workers faced significant pushback, including the closure of a store. In the wake of that success, similar campaigns have emerged at several other college campuses around the US.

Haya Odeh worked as a barista at Starbucks in North Carolina and was a leader in union organizing efforts until her transfer request –when she started college at the University of North Carolina at Chapel Hill – was denied. Now she is leading student organizing efforts on campus as part of a campaign against the company.

“We are college students. We are the next generation of workers and consumers. We’re just not going to let Starbucks slide with the injustices they pass on to workers. Their union busting is just the very tip of the iceberg. Their labor practices and how they treat their workers, we want to push the message that we’re not going to stand for this as students,” said Odeh.

Since the Starbucks Workers United campaign first started, workers have filed hundreds of unfair labor practice charges against Starbucks with the National Labor Relations Board (NLRB).

Starbucks has not admitted wrongdoing over the union campaign.

In a recent post-hearing brief before an NLRB administrative judge, Starbucks attorneys joined attorneys at Trader Joe’s, Amazon and SpaceX in arguing that the NLRB is unconstitutional in beginning proceedings over labor law violations by these companies. In January, Starbucks praised a decision by the US supreme court to hear their appeals case over firing seven Starbucks workers at a unionized store in Memphis.

A Starbucks spokesperson denied all allegations of union busting in response to the actions.

“We disagree with claims that Starbucks engages in ‘union-busting’.” they said in an email.

“While Starbucks believes that our direct relationship as partners is core to the culture and experiences created in our stores, we respect our partners’ right to organize and collectively bargain – and remain committed to our stated aim of reaching ratified contracts for US union-represented stores in 2024.”